Exhibit 5.1

HA Sustainable Infrastructure Capital, Inc. One Park Place, Suite 200 Annapolis, Maryland 21401	August 10, 2026

Re: Registration Statement on Form S-4 of HA Sustainable Infrastructure Capital, Inc.

We have acted as counsel to HA Sustainable Infrastructure Capital, Inc., a Delaware corporation (the "Company"), Hannon Armstrong Sustainable Infrastructure, L.P., a Delaware limited partnership (the "OP"), HAC Holdings I LLC, a Delaware limited liability company ("HAC HOLDINGS I"), HAC Holdings II LLC, a Delaware limited liability company ("HAC HOLDINGS II"), Hannon Armstrong Capital, LLC, a Maryland limited liability company ("HAC"), HAT Holdings I LLC, a Maryland limited liability company ("HAT I"), and HAT II LLC, a Maryland limited liability company ("HAT II" and, collectively with the OP, HAC, HAC HOLDINGS I, HAC HOLDINGS II, HAT I and HAT II, the "Subsidiary Guarantors") in connection with the filing by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of a registration statement on Form S-4 (the "Registration Statement") relating to the issuance by the Company of 5.950% Green Senior Unsecured Notes due 2033 (the "Exchange Notes"), which are guaranteed by each of the Subsidiary Guarantors (the "Exchange Note Guarantees"). As described in the prospectus forming a part of the Registration Statement (the "Prospectus"), in the exchange offer (the "Exchange Offer"), the Company is offering to issue and exchange up to $1,000,000,000 aggregate principal amount of Exchange Notes for a like amount of the Company's outstanding 5.950% Green Senior Unsecured Notes due 2033 issued on June 24, 2026 (the "Original Notes"), which have not been registered under the Securities Act, and to issue and exchange the Exchange Note Guarantees for the guarantees of the Original Notes by the Subsidiary Guarantors. The Exchange Notes and the Exchange Note Guarantees will be registered under the Securities Act as set forth in the Registration Statement and will be issued upon consummation of the Exchange Offer pursuant to the Indenture, dated as of June 24, 2026 (the "Indenture"), by and among the Company, the Subsidiary Guarantors and U.S. Bank Trust Company, National Association, as trustee (the "Trustee").

In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate, limited partnership, or limited liability company records, documents, certificates and other instruments as in our judgment are necessary or appropriate. In examining all such documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us purporting to be originals, and the conformity to the respective originals of all documents submitted to us as certified, telecopied, photostatic or reproduced copies or in portable document format.

Clifford Chance US LLP
Two Manhattan West · 375 9th Avenue · New York, NY 10001
Tel +12128788000 · cliffordchance.com

Clifford Chance US LLP

In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Indenture, the Original Notes and certain resolutions of the board of directors of the Company (the "Board of Directors"), acting for itself and on behalf of the Subsidiary Guarantors, relating to the transactions contemplated by the Exchange Offer and the Indenture and other related matters. As to factual matters relevant to the opinion set forth below, we have relied upon certificates of officers of the Company and the Subsidiary Guarantors and public officials.

Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that:

1.            When duly executed, issued and authenticated in accordance with the provisions of the Indenture and, if and when issued upon consummation of the Exchange Offer as set forth in the Registration Statement, the Exchange Notes will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity and, with respect to equitable relief, the discretion of the court before which any proceeding therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity); and

2.            When the Exchange Notes have been duly executed and delivered by the Company and duly authenticated in accordance with the provisions of the Indenture, and if and when the Exchange Notes are issued upon consummation of the Exchange Offer as set forth in the Registration Statement, each Exchange Note Guarantee will be the valid and binding obligation of the Subsidiary Guarantor that issued such Exchange Note Guarantee, enforceable against such Subsidiary Guarantor in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors' rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

The foregoing opinions are based as to matters of law solely on the applicable provisions of the Delaware General Corporation Law, Delaware Limited Liability Company Act, Delaware Revised Uniform Limited Partnership Act, the Maryland Limited Liability Company Act and the laws of the State of New York, each as currently in effect. We express no opinion as to other laws, statutes, ordinances, rules or regulations, and we assume no responsibility for the applicability or effect of such laws, statutes, ordinances, rules or regulations of any other jurisdiction.

Clifford Chance US LLP

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Clifford Chance US LLP

3